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                                  EXHIBIT 6.12

               PUT OPTION AGREEMENT, DATED AUGUST 14, 1996, BY AND
                     BETWEEN THE COMPANY AND TREVOR PHILLIPS


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                              PUT OPTION AGREEMENT


         THIS PUT OPTION AGREEMENT (the "Agreement"), dated as of the 14th day of August, 1996, by and between TREVOR PHILLIPS, an individual ("Phillips") and KCD HOLDINGS INCORPORATED, a Nevada corporation ("KCD").

                      THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.       Put Option.

         KCD hereby grants to Phillips a "Put Option" (the "Option") pursuant to which Phillips has the right to sell to KCD, upon Phillip's election, a total of 125,000 shares of KCD Common Stock (the "Shares") at $2.00 per Share (the "Option Price"), subject to the terms and conditions set forth herein.

         2.       Option Exercise.

         This Option may only be exercised by Phillips upon 10 days prior written notice ("Notice") to KCD, at any time commencing on or after October 17, 1996 and continuing up to and including April 17, 1997. The Notice shall specify the number of Shares being surrendered by Phillips and for which payment is demanded pursuant to the Option.

         3.       Condition Precedent.

         By executing this Agreement, Phillips acknowledges and agrees that the rights granted under the Option and KCD's obligation to purchase the Shares hereunder are subject at all times to and conditioned upon KCD's ability to comply with any applicable state law governing corporate


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distributions, including, but not limited to, Section 288 of the Nevada Business
Corporation Act and Section 500 et seq. of the California General Corporation
Law.

         4.       Termination.

         This Option will expire at 5:00 p.m. (Pacific Standard Time) on April 17, 1997.

         5.       Rights as a Shareholder.

         Prior to exercising the Option in its entirety, Phillips shall have all of the rights of a shareholder as to the Shares not yet surrendered for purchase by KCD. Upon purchase of any of the Shares by KCD, Phillips shall cease to have the rights of and to be treated as a shareholder with respect to the Shares so purchased.

         6.       Payment of the Purchase Price.

         KCD shall have a period of fifteen (15) days from expiration of the 10 day period under the Notice requirement in Paragraph 2 in which to pay the Option Price in full.

         7.       Notices.

         All notices required or desired to be given hereunder shall be in writing and shall be deemed properly given to a party if personally delivered, mailed by certified mail, return receipt requested, or by overnight delivery service to such party at the address set forth in this Agreement or to such other address as shall be specified by notice duly given. Notices given by overnight delivery service shall be deemed given on the date of delivery, certified mail shall be deemed given three business days after the date of mailing, and notices delivered in person shall be deemed given on the date of delivery.


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         8.       Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.       Construction.

         This Agreement shall be governed by, and construed in accordance with, the local laws of the State of California.

         10.      Headings.

         The headings are solely for the convenience of reference and shall be given no effect in the construction or interpretation hereof and shall not constitute, or be deemed to constitute, a part thereof.

         11.      California Corporate Securities Law.

         THE GRANT OF THE OPTION WHICH IS THE SUBJECT OF THIS AGREEMENT
HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH OPTION OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH OPTION PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE GRANT OF THE OPTION IS EXEMPT FROM QUALIFICATION UNDER THE CALIFORNIA GENERAL CORPORATION LAW. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE ISSUANCE IS SO EXEMPT.

                         (SIGNATURES ON FOLLOWING PAGE)


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         IN WITNESS WHEREOF, KCD and Phillips have executed this Agreement as of the day and year first above written.
                                                     KCD HOLDINGS INCORPORATED


                                            By:      ________________________
                                                     Wellington Ewen, President

                                    Address:         2835 Townsgate Road
                                                     Suite 110
                                                     Westlake Village, CA 91361



                                                     TREVOR PHILLIPS


                                    By:              ________________________
                                                     Trevor Phillips

                                    Address:         2959 Sycamore Canyon Road
                                                     Santa Barbara, CA 93108



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